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                                                                  Exhibit (b)(3)


June 18, 1999


Mr. Chester J. Popkowski
Vice President, Treasurer
National Service Industries, Inc.
NSI Center
1420 Peachtree Street, NE
Atlanta, GA 30309-3002

Dear Chet,

Re: $250 Million, 364-day Credit Facility

Reference is made to our numerous telephone conversations in recent days and BOCM's Term Sheet, attached. Wachovia Bank is pleased to advise a commitment to join BOCM/First Chicago with a $125 million underwriting of the Facility.

As is customary, our commitment is subject to satisfactory documentation. We would appreciate your acknowledging acceptance of our commitment by signing and returning a copy of this letter to my attention by Friday, June 25, 1999.

We appreciate the opportunity to play a significant role in this transaction and look forward to working with you.

Sincerely,

/s/ Thomas L. Gleason
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Thomas L. Gleason
Senior Vice President


                                    Accepted - National Service Industries, Inc.

                                    /s/ Brock A. Hattox
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                                    Signature/Date